Exhibit 99.1

For More Information, Contact:
John Neale	Laurie Berman/Rob Whetstone
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com

QAD ANNOUNCES FISCAL 2012 FOURTH QUARTER
 AND FULL-YEAR FINANCIAL RESULTS

SANTA BARBARA, Calif. – March 8, 2012 – QAD Inc. (Nasdaq: QADA, QADB), a leading provider of enterprise business software and services for global manufacturing companies, today reported financial results for the fiscal 2012 fourth quarter and year ended January 31, 2012.

Total revenue grew 4 percent to $65.2 million for the fourth quarter of fiscal 2012, compared with $62.5 million for the fourth quarter of fiscal 2011.

License revenue totaled $11.1 million for the fiscal 2012 fourth quarter, versus $12.0 million for the fiscal 2011 fourth quarter.  Maintenance and other revenue was $33.9 million, compared with $33.5 million for last year’s fourth fiscal quarter.  Professional services revenue was $17.2 million, versus $15.2 million for the fourth quarter of fiscal 2011.  Subscription revenue, which includes QAD’s On Demand deployment option, was $3.0 million, compared with $1.7 million for last fiscal year's fourth quarter.

Net income for the fiscal 2012 fourth quarter was $3.7 million, or $0.23 per diluted Class A share and $0.19 per diluted Class B share, versus $1.9 million, or $0.12 per diluted Class A share and $0.10 per diluted Class B share, for the fiscal 2011 fourth quarter.

“We are proud to have finished our fiscal year with continued growth and improved profitability despite an uneven global economy,” said Karl F. Lopker, CEO of QAD Inc.

“Our business performed well during the fourth quarter, as interest in QAD On Demand continued to grow and customers worked with QAD to upgrade their existing systems,” continued Lopker.  “While the U.S. economy is improving, we are still seeing mixed reports on a global level and are planning our business accordingly.   We continue to work closely with all of our customers, helping them to achieve their goals and to become effective enterprises.”

Gross profit for the fiscal 2012 fourth quarter rose to $38.9 million, or 60 percent of total revenue, compared with $35.6 million, or 57 percent of total revenue, for the fiscal 2011 fourth quarter.

Total operating expenses amounted to $32.6 million, or 50 percent of total revenue, for the fiscal 2012 fourth quarter, compared with $31.8 million, or 51 percent of total revenue, for the same period last year.

Operating income for the fiscal 2012 fourth quarter was $6.3 million, which included $1.0 million in stock compensation expense, compared with operating income of $3.7 million, which included $1.1 million in stock compensation expense, for the fourth quarter of the prior fiscal year.

For the full fiscal year ended January 31, 2012, revenue increased 12 percent to $247.3 million, compared with $220.0 million for fiscal 2011.  Net income for fiscal 2012 rose to $10.8 million, or $0.67 per diluted Class A share and $0.56 per diluted Class B share, versus $2.7 million, or $0.17 per diluted Class A share and $0.14 per diluted Class B share, for fiscal 2011.

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QAD Announces Fiscal 2012 Fourth Quarter and Full-Year Financial Results

QAD’s cash and equivalents balance grew to $76.9 million at January 31, 2012, up from $67.3 million at the same time last year.  Cash provided by operations was $8.4 million for the fourth quarter of fiscal 2012, versus $9.8 million for the fiscal 2011 fourth quarter.  Cash provided by operations for fiscal 2012 was $21.5 million, compared with $25.9 million last year.

During the fourth quarter of fiscal 2012, QAD purchased 289,153 Class A shares at an average price of $11.45 per share, and 37,713 Class B shares at an average price of $11.59 per share, for a total expenditure of approximately $3.8 million.  For the 2012 fiscal year, the company purchased 335,642 Class A shares at an average price of $11.45 per share and 40,909 Class B shares at an average price of $11.59 per share, for a total expenditure of $4.3 million.  The company noted that 623,449 shares remain available under the previously authorized one million share repurchase program.

During the fiscal year, the company paid quarterly dividends totaling $3.9 million, of which $2.4 million was paid in cash and the remainder in common stock.

Fiscal 2012 Fourth Quarter Highlights:

•	Received orders from 31 customers representing more than $500,000 each in combined license, support, subscription and services billings, including 13 orders in excess of $1.0 million;

•
Received license and On Demand orders from companies across QAD’s six vertical markets, including: Adium Pharma, Alcoa Fastening Systems, Avery Dennison, Avon Products Manufacturing, Bakkersland, Carlisle Brake & Friction, Coorstek, Devicor Medical, FEI Company, Hewlett-Packard, Imperial Tobacco Group, Nexteer, Ogihara America Corp., PFD Food Services, Qantas Airways, Rockwell Automation, Saint-Gobain, SMR Automotive Mirror, Stryker Corporation, Teleflex, Tianjin VIAM Automotive, TRW Automotive, and Visteon Corporation, among others;

•	Opened registration for Explore 2012 Global Customer Conference in Atlanta, GA, to be held from May 7-10; and,

•
Held QAD’s annual European partner conference, Teamwork, in Berlin, Germany. QAD unveiled programs aimed at helping its global partner network to better support customers around the world, as well as updating our partners regarding new products and direction.

Business Outlook
For the first quarter of fiscal 2013, QAD expects total revenue of approximately $62 million and earnings of approximately $0.11 per diluted Class A share and $0.09 per diluted Class B share.

Calculation of Earnings Per Share
EPS is reported based on the company’s dual-class share structure, and includes a calculation for both Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2012 fourth quarter and full year.  The conference call will be webcast live and is accessible through the investor relations section of QAD’s web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-230-1059.  A replay of the call will be accessible through March 15, 2012 by dialing 800-475-6701 or 320-365-3844, access code 231283.

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QAD Announces Fiscal 2012 Fourth Quarter and Full-Year Financial Results

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer, electronics, food and beverage, industrial and life sciences products. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at http://www.qad.com.

"QAD" is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the company’s revenue outlook and earnings per share outlook for the first quarter of fiscal 2013. Words such as “expects”, “believes”, “anticipates”, “could”, “will likely result”, “estimates”, “intends”, “may”, “projects”, “should”, and variations of these words and similar expressions are intended to identify these forward looking statements.   Forward-looking statements are based on the company’s current expectations and assumptions regarding its business, the economy and future conditions. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the company's ability to sustain license and service demand; the company's ability to leverage changes in technology; the company's ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company's products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter's results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for fiscal 2011 ended January 31, 2011, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission.

-- Financial Tables Follow --

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QAD Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2012	2011	2012	2011
Revenue:
License fees	$11,056	$12,008	$33,166	$29,821
Maintenance and other	33,917	33,512	137,659	130,104
Subscription fees	2,974	1,696	9,787	5,773
Professional services	17,218	15,241	66,646	54,314
Total revenue	65,165	62,457	247,258	220,012
Cost of revenue:
License	1,302	1,724	4,585	5,624
Maintenance, subscription and other	9,394	8,498	36,077	33,130
Professional services	15,582	16,665	64,677	55,194
Total cost of revenue	26,278	26,887	105,339	93,948
Gross profit	38,887	35,570	141,919	126,064
Operating expenses:
Sales and marketing	16,009	15,493	58,336	54,206
Research and development	9,177	8,295	35,708	34,575
General and administrative	7,378	8,038	29,983	30,692
Total operating expenses	32,564	31,826	124,027	119,473
Operating income	6,323	3,744	17,892	6,591
Other (income) expense:
Interest income	(160)	(131)	(630)	(515)
Interest expense	312	324	1,174	1,248
Other (income) expense, net	127	287	548	304
Total other expense	279	480	1,092	1,037
Income before income taxes	6,044	3,264	16,800	5,554
Income tax expense	2,360	1,321	6,016	2,843
Net income	$3,684	$1,943	$10,784	$2,711

Diluted Net Income per Share
Class A	$0.23	$0.12	$0.67	$0.17
Class B	$0.19	$0.10	$0.56	$0.14

Diluted Weighted Shares
Class A	13,274	13,155	13,287	13,050
Class B	3,299	3,286	3,293	3,262

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	January 31,	January 31,
	2012	2011
Assets
Current assets:
Cash and equivalents	$76,927	$67,276
Accounts receivable, net	64,757	65,620
Deferred tax assets, net	4,355	3,954
Other current assets	11,853	12,553
Total current assets	157,892	149,403

Property and equipment, net	33,139	33,795
Capitalized software costs, net	583	841
Goodwill	6,412	6,457
Long-term deferred tax assets, net	17,285	20,080
Other assets, net	2,834	2,518

Total assets	$218,145	$213,094

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$321	$304
Accounts payable and other current liabilities	40,823	40,894
Deferred revenue	93,871	94,453
Total current liabilities	135,015	135,651

Long-term debt	15,813	16,138
Other liabilities	5,302	5,214

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	148,993	146,898
Treasury stock	(27,968)	(28,070)
Accumulated deficit	(48,974)	(54,438)
Accumulated other comprehensive loss	(10,054)	(8,317)
Total stockholders' equity	62,015	56,091

Total liabilities and stockholders' equity	$218,145	$213,094

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twelve Months Ended
	January 31,
	2012	2011

Net cash provided by operating activities	$21,457	$25,902

Cash flows from investing activities:
Purchase of property and equipment	(3,781)	(1,432)
Capitalized software costs	(285)	(484)
Other, net	(81)	(6)
Net cash used in investing activities	(4,147)	(1,922)

Cash flows from financing activities:
Repayments of debt	(308)	(287)
Tax payments, net of proceeds, related to stock awards	(722)	(24)
Excess tax benefits from share-based payment arrangements	24	384
Repurchase of stock	(4,319)	-
Dividends paid in cash	(2,409)	(2,204)
Net cash used in financing activities	(7,734)	(2,131)

Effect of exchange rates on cash and equivalents	75	749
Net increase in cash and equivalents	9,651	22,598
Cash and equivalents at beginning of period	67,276	44,678
Cash and equivalents at end of period	$76,927	$67,276